Exhibit 10.4

[Letterhead of Coca-Cola Pazarlama]
COCA-COLA MEŞRUBAT PAZARLAMA DANIŞMANLIK SAN. VE TİC.A.Ş.

TEL: 90 (216) 556 20 00 (PBX)	FAHRETTİN KERİM GÖKAY CADDESİ NO: 35
FAX: 90 (216) 339 24 82	ALTUNİZADE, 34662 İSTANBUL/TURKİYE

July 1, 2016

Nathan Kalumbu
Istanbul, Turkey

Dear Nathan,

We thank you very much for all of your contributions to the Coca-Cola system. This letter outlines the terms of your separation. All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of The Coca-Cola Company (the “Company”).

1.
You will step down from your current position of President, Eurasia and Africa on July 31, 2016. Thereafter, through December 31, 2016, you will work your normal schedule and assist with the transition of your responsibilities and related work as necessary. This will include focusing on key initiatives across the Africa business, including the Africa bottler consolidation.

2.	Your repatriation date will be October 1, 2016. You will separate from the Company on December 31, 2016 (“Separation Date”).

3.	The Company will pay to relocate you to Zimbabwe. Your move must be complete, and all requests for reimbursement received, by March 31, 2017.

4.
Because you will continue to work your normal schedule through your Separation Date, all assignment allowances under the Global Mobility Program will continue through your Separation Date or when you relocate to Zimbabwe, whichever is earlier. All assignment allowances will cease on that date.

5.
If you sign the enclosed release, you will be eligible for a benefit under the Company’s Severance Pay Plan equivalent to two years of base salary. This amount will be paid in a lump sum amount on or shortly after your Separation Date. This amount is subject to all applicable tax and withholdings, including hypothetical tax.

6.
You will receive an annual incentive award for 2016. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2017. Your participation and any award made to you shall be determined by the Compensation Committee. This amount is subject to all applicable tax and withholdings, including hypothetical tax.

7.
All options which you previously have received will be exercisable according to the terms of The Coca-Cola Company’s applicable equity plans and programs as well as your related Stock Option Grant Agreements. You are eligible for the Special Equity Program and treatment of your stock options under this program. When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises. You will not receive any additional equity grants.

8.
All performance share unit (PSU) awards which you previously have received will be treated according to the terms of The Coca-Cola Company’s applicable equity plans and programs as well as your related PSU Agreements. You are eligible for the Special Equity Program and treatment of your PSU awards under this program. You will be personally liable for paying any taxes owed upon receipt of any award.

9.
Your retirement benefits will consist of those benefits from the Overseas Retirement Plan, the International Thrift Plan, the Mobile Employees Retirement Plan and all other plans in which you participate and in which benefits are vested as of your Separation Date. Your early retirement account under the Mobile Employees Retirement Plan will be vested.

10.	You will continue to be reimbursed up to $10,000 per year in financial planning and related expenses incurred by you annually up through your Separation Date.

11.	You are eligible for continuation of medical coverage for six months paid by the Company. Thereafter, you are eligible for another 12 months of continuation coverage at your own expense.

12.
At age 55, you will be eligible for retiree health and welfare coverage pursuant to the applicable plans of The Coca-Cola Company. This coverage will remain in effect until you are eligible for coverage under the social system of Zimbabwe, which we currently anticipate to be when you reach age 60.

13.	The Company will provide you with the standard repatriation allowances pursuant to the Global Mobility Program.

14.	The Company will provide at its expense outplacement/transition services through a designated services provider.

15.
The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality.

If you have any questions or would like more information regarding the above, please call Ceree.

Sincerely,

/s/ Karim Yahi	/s/ Berna Ethem
Karim Yahi	Berma Ethem
Finance Director, TCCA	Director, Compensation & Benefits EAG

Agreed to and accepted this 1st day of July , 2016.

/s/ Nathan Kalumbu
Nathan Kalumbu

Attachments
cc:    Ceree Eberly
Executive Compensation
Executive Services